Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information:

Ronald L. Thigpen

President and COO

Southeastern Bank Financial Corp.

706-481-1014

Southeastern Bank Financial Corp. Reports Record Earnings

for the Fourth Quarter and Year-end 2015

AUGUSTA, Ga., January 29, 2016 – Southeastern Bank Financial Corp. (OTCQB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported record quarterly net income of $4.6 million for the three months ended December 31, 2015, or $0.69 in diluted earnings per share, compared to $4.4 million, or $0.66 in diluted earnings per share, in the fourth quarter of 2014. Net income for the full year 2015 totaled $19.4 million or $2.89 per diluted share, compared to net income of $16.6 million, or $2.49 per diluted share for 2014, an increase in income of 16.6 percent.

“We are pleased to report a quarterly increase in earnings over the year ago period and another consecutive year of record earnings.” said Ronald L. Thigpen, President and Chief Operating Officer. “The Company surpassed $1.8 billion in total assets while continuing to improve net interest income in a historically low interest rate environment.”

Total assets at December 31, 2015, were $1.8 billion, an increase of $107.6 million from December 31, 2014. Total loans outstanding at the end of the fourth quarter were $1.0 billion, an increase of $42.8 million from December 31, 2014. Total deposits were $1.5 billion at December 31, 2015, an increase of $65.2 million from December 31, 2014. Cash and cash equivalents totaled $42.9 million at the end of the fourth quarter of 2015.

Net interest income for the fourth quarter of 2015 totaled $13.7 million, an increase of $302 thousand from the same period in 2014. Noninterest income for the fourth quarter totaled $4.6 million, a decrease from $5.2 million for the same period a year ago, due primarily to lower mortgage origination volume and a net loss on investment securities recorded in the fourth quarter of 2015. Noninterest expense was $11.2 million in the fourth quarter of 2015, a $486 thousand decrease from a year ago resulting primarily from lower salary and benefit expenses.

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The net interest margin was 3.14 percent for the quarter-ended December 31, 2015, a decrease from 3.18 percent for the third quarter of 2015, and 3.20 percent for the same period a year ago. Annualized return on average assets (ROA) was 0.99 percent for the fourth quarter of 2015, a slight increase from 0.98 percent from the same period a year ago, and annualized return on average shareholder's equity (ROE) was 10.84 percent, compared to 11.46 percent from the fourth quarter of 2014, decreasing primarily as a result of increased capital levels.

Nonperforming assets at December 31, 2015, were 0.97 percent of total assets, compared to 0.77 percent at September 30, 2015, and 1.26 percent at December 31, 2014. Net charge-offs for the fourth quarter of 2015 totaled 0.48 percent of average loans on an annualized basis, compared to 0.56 percent annualized in the third quarter of 2015 and 0.74 percent annualized in the fourth quarter of 2014. The Company held $360 thousand in OREO at December 31, 2015, compared to $1.1 million at December 31, 2014.

The Company's loan-loss provision expense was $383 thousand in the fourth quarter of 2015, an increase from $132 thousand in the third quarter of 2015, and a 30.1 percent decrease from $548 thousand in the fourth quarter a year ago. The allowance for loan losses at December 31, 2015, was $21.4 million, or 2.12 percent of loans outstanding, compared to $25.5 million, or 2.64 percent of loans outstanding, at December 31, 2014.

Net interest income for the twelve months ended December 31, 2015, was $54.3 million, a 4.2 percent increase from $52.1 million in the full year 2014. Noninterest income was $18.7 million for the twelve months ended December 31, 2015, a 1.8 percent decrease from $19.0 million in the same period of 2014, due primarily to losses on investment securities. Noninterest expense was $46.0 million for the full year 2015, compared to $43.5 million in the same period in 2014.

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“The Company continues to focus on core loan and deposit growth and on increasing noninterest income by expanding its trust and retail investment operations” said Thigpen. “We are keeping with our consistent, long term approach to our business and look forward to another year meeting the needs of our customers and the communities we serve.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.8 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C., operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, Ga. The Company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The Company's common stock is publicly traded under the symbol SBFC on OTCQB. Investors can find real-time quotes and market information for the Company on www.otcmarkets.com or by visiting the Company's Web site, www.georgiabankandtrust.com.

Safe Harbor Statement - Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (the “Company”) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management's belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank's local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Balance Sheets

December 31, 2015 and 2014

	2015
	(Unaudited)	2014
	(Dollars in thousands, except share data)
Assets
Cash and due from banks	$40,181	33,286
Interest-bearing deposits in other banks	2,736	2,709
Cash and cash equivalents	42,917	35,995

Available-for-sale securities	691,563	644,465

Loans held for sale, at fair value	18,647	18,365
Loans	1,009,149	966,356
Less allowance for loan losses	21,367	25,506
Loans, net	987,782	940,850

Premises and equipment, net	27,398	27,842
Accrued interest receivable	6,331	5,898
Goodwill, net	140	140
Bank-owned life insurance	43,167	36,908
Restricted equity securities	5,169	4,398
Other real estate owned	360	1,107
Deferred tax asset	13,958	15,263
Other assets	2,933	1,550
	$1,840,365	1,732,781
Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	229,002	196,624
Interest-bearing:
NOW accounts	401,674	354,038
Savings	548,729	521,570
Money management accounts	16,330	15,824
Time deposits	333,345	375,808
	1,529,080	1,463,864

Securities sold under repurchase agreements	15,684	10,678
Advances from Federal Home Loan Bank	85,000	64,000
Accrued interest payable and other liabilities	20,688	18,953
Subordinated debentures	20,000	20,000
Total liabilities	1,670,452	1,577,495
Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2015 and 2014, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,745,818 and 6,744,891 shares issued in 2015 and 2014, respectively; 6,745,818 and 6,744,160 shares outstanding in 2015 and 2014, respectively	20,237	20,235
Additional paid-in capital	63,637	63,096
Retained earnings	87,250	71,902
Treasury stock, at cost; 0 and 731 shares in 2015 and 2014, respectively	—	(18)
Accumulated other comprehensive (loss) income, net	(1,211)	71
Total stockholders’ equity	169,913	155,286
	$1,840,365	1,732,781

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SOUTHEASTERN BANK FINANCIAL CORPORATION

Consolidated Statements of Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015
	(Unaudited)	(Unaudited)	(Unaudited)	2014
	(Dollars in thousands, except share data)
Interest income:
Loans, including fees	$11,750	11,812	47,046	46,444
Investment securities:
Taxable	3,108	3,138	12,236	11,868
Tax-exempt	857	631	3,119	2,571
Interest-bearing deposits in other banks	29	20	83	67
Total interest income	15,744	15,601	62,484	60,950
Interest expense:
Deposits	1,436	1,543	5,790	6,252
Securities sold under repurchase agreements	1	1	12	5
Other borrowings	599	651	2,425	2,629
Total interest expense	2,036	2,195	8,227	8,886
Net interest income	13,708	13,406	54,257	52,064
Provision (Credit) for loan losses	383	548	(1,628)	3,492
Net interest income after provision for loan losses	13,325	12,858	55,885	48,572
Noninterest income:
Service charges and fees on deposits	1,897	1,856	7,315	7,180
Gain on sales of loans	1,276	1,555	6,595	5,465
Gain on sale of fixed assets, net	39	37	36	64
Investment securities (losses) gains, net	(38)	333	(1,043)	825
Retail investment income	547	580	2,182	2,188
Trust services fees	360	340	1,408	1,310
Earnings from cash surrender value of bank-owned life insurance	335	287	1,259	1,163
Miscellaneous income	227	212	936	835
Total noninterest income	4,643	5,200	18,688	19,030
Noninterest expense:
Salaries and other personnel expense	6,416	6,842	26,384	25,047
Occupancy expenses	1,090	1,042	4,178	4,000
Other real estate losses (gains), net	—	2	(102)	228
Prepayment fees	—	—	955	—
Other operating expenses	3,687	3,793	14,625	14,213
Total noninterest expense	11,193	11,679	46,040	43,488
Income before income taxes	6,775	6,379	28,533	24,114
Income tax expense	2,141	1,979	9,138	7,482
Net income	$4,634	4,400	19,395	16,632
Other comprehensive income (loss):
Unrealized gain (loss) on derivatives	207	(521)	(53)	(1,191)
Unrealized (loss) gain on securities available-for-sale	(5,095)	4,215	(3,089)	18,664
Reclassification adjustment for realized loss (gain) on securities, net of OTTI	38	(333)	1,043	(825)
Tax effect	1,887	(1,307)	817	(6,476)
Total other comprehensive income (loss)	(2,963)	2,054	(1,282)	10,172
Comprehensive income	$1,671	6,454	18,113	26,804

Basic net income per share	$0.69	0.66	2.89	2.49
Diluted net income per share	0.69	0.66	2.89	2.49
Weighted average common shares outstanding	6,703,818	6,681,238	6,701,291	6,681,220
Weighted average number of common and common equivalent shares outstanding	6,724,872	6,700,113	6,716,369	6,690,423

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